UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2018

WESTWATER RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0516

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02.  Results of Operations and Financial Condition.

On May 2, 2018, Westwater Resources, Inc. (the “Company”) announced its preliminary results for the first quarter of fiscal year 2018.

The Company notes that these financial results for the quarter ended March 31, 2018 are preliminary and subject to the completion of its financial closing procedures and review by its independent auditors. There can be no assurance that the Company's final financial results for the first fiscal quarter ended March 31, 2018 will not differ from these preliminary estimates as a result of final closing and review procedures, and any such changes could be material. Readers are cautioned not to place undue reliance on the preliminary financial results.  The reporting date for final first quarter 2018 results will be announced separately.

Preliminary Financial Summary (unaudited)

($ and Shares in 000, Except Per Share)	Q1-2018	Q1-2017	Variance
Net Cash Used in Operations	$ (3,696)	$ (3,287)	12%
Mineral Property Expenses	$ (782)	$ (769)	2%
General and Administrative, including Non-Cash Stock Compensation	$ (1,805)	$ (1,668)	8%
Acquisition Related Costs	$ (755)	$ -	n/a
Net Income (Loss)	$ (3,419)	$ 1,845	-285%
Net Income (Loss) Per Share	$ (0.12)	$ 0.09	-233%
Avg. Weighted Shares Outstanding	27,968	21,602	29%

•

Net cash used in operations.  Net cash used in operating activities was $3.7 million for the three months ended March 31, 2018, as compared with $3.3 million for the same period in 2017. The increase of $0.4 million in cash used is primarily due to an increase in cash used for acquisition related costs of $0.8 million.  The increase in cash used was slightly offset by a decrease in cash used for payables of $0.4 million.

•

Operating expenses.  For the three months ended March 31, 2018, mineral property expenses were slightly increased from the corresponding period during 2017.  This increase was mostly the result of an increase in reclamation activities for the Vasquez project of $0.1 million during 2018 and was mostly offset by the decrease in lithium exploration activities of $0.1 million during 2018.  General and administrative expenses increased by $0.1 million as compared with the corresponding period in 2017.  This increase was mostly due to increases in stock compensation expense of $61,000 and salaries and payroll burden of $0.1 million.

•

Net loss.  Consolidated net loss for the three months ended March 31, 2018 was $3.4 million, or $0.12 per share, as compared with a consolidated net gain of $1.8 million, or $0.09 per share for the same period in 2017.  For the three months ended March 31, 2018, the decrease in our consolidated net income of $5.2 million from the respective prior period was mostly the result of a 2017 one-time gain on the disposal of our Churchrock and Crownpoint projects of $4.4 million, versus in 2018 an increase in acquisition related costs of $0.8 million, an increase in loss on sale of marketable securities of $0.1 million and an increase of general and administrative expenses of $0.1 million.

•

Cash and working capital. The Company’s cash balance was $1.6 million at March 31, 2018 and working capital was $1.2 million compared to working capital of $3.9 million at December 31, 2017.  The decrease in working capital of $2.7 million for the three months ended March 31, 2018 was primarily due to acquisition related costs incurred for the Alabama Graphite acquisition of $0.8 million, loan advances to Alabama Graphite to fund their operating and transaction costs of $0.6 million and a decrease of $0.8 million in the fair value of Laramide securities as of March 31, 2018.

As of April 30, 2018, the Company held cash and cash equivalents totaling approximately $0.7 million.

•

Shares outstanding.  Total shares outstanding at April 30, 2018 were 41,707,290.

Item 7.01  Regulation FD Disclosure.

On May 2, 2018, the Company posted a presentation titled “Westwater Resources, Energy Materials for the Twenty-First Century, Investor Presentation” on the Company’s investor relations website, www.westwaterresources.net/investors.

Forward-looking Statements

Statements included in this Current Report on Form 8-K that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding the preliminary results announced by the Company. These forward-looking statements are subject to certain risks and uncertainties, such as those described in the Company’s periodic and other reports filed with the Securities and Exchange Commission (the “SEC”) that could cause actual results to differ materially from anticipated results. Such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in the Company’s periodic reports and documents filed with the SEC, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no duty or obligation to update any forward-looking statements as a result of new information, future events or changes in the Company’s expectations. Accordingly, investors should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by reference to such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2018

WESTWATER RESOURCES, INC.

By:        /s/ Jeffrey L. Vigil

Name:

Jeffrey L. Vigil

Title:

Vice President–Finance and Chief Financial Officer